Exhibit 18

April 23, 2010

Union Pacific Corporation

1400 Douglas Street

Omaha, Nebraska 68179

Dear Sirs/Madams:

At your request, we have read the description included in your Quarterly Report on Form 10-Q to the Securities and Exchange Commission for the quarter ended March 31, 2010, of the facts relating to the change in accounting policy for rail grinding costs from a capitalization method to a direct expense method. We believe, on the basis of the facts so set forth and other information furnished to us by appropriate officials of Union Pacific Corporation and Subsidiary Companies (the Corporation), that the accounting change described in your Form 10-Q is to an alternative accounting principle that is preferable under the circumstances.

We have not audited any consolidated financial statements of the Corporation as of any date or for any period subsequent to December 31, 2009. Therefore, we are unable to express, and we do not express, an opinion on the facts set forth in the above-mentioned Form 10-Q, on the related information furnished to us by officials of the Corporation, or on the financial position, results of operations, or cash flows of Union Pacific Corporation and Subsidiary Companies as of any date or for any period subsequent to December 31, 2009.

Yours truly,

Omaha, Nebraska

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